SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
       Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                         Commission File Number 1-11995


                        Consolidated Cigar Holdings Inc.
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             (Exact name of registrant as specified in its charter)


         5900 North Andrews Avenue, Fort Lauderdale, Florida 33309-2369
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                 Class A Common Stock, par value $.01 per share
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            (Title of each class of securities covered by this Form)


                                      None
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


          Rule 12g-4(a)(1)(i)       [x]      Rule 12h-3(b)(1)(ii)       [ ]
          Rule 12g-4(a)(1)(ii)      [ ]      Rule 12h-3(b)(2)(i)        [ ]
          Rule 12g-4(a)(2)(i)       [ ]      Rule 12h-3(b)(2)(ii)       [ ]
          Rule 12g-4(a)(2)(ii)      [ ]      Rule 15d-6                 [ ]
          Rule 12h-3(b)(1)(i)       [ ]

     Pursuant to the requirements of the Securities Exchange Act of 1934, Consolidated Cigar Holdings Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: January 25, 1999            BY: /s/ Gary R. Ellis
                                      ------------------------------------------
                                      Gary R. Ellis
                                      Senior Vice President, Chief Financial
                                      Officer, Secretary and Treasurer